For the fiscal year ended (a) February 28, 2002
File number: 811-5296

	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders was held on December 6, 2001. At such meeting the shareholders approved the following proposals:

a)	Approval of the election of the following Directors each to hold office until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy:
					Affirmative
	Authority
	votes cast		 Withheld
Class II

		Robert F. Gunia		8,586,173.39		162,538.02

		Delayne Dedrick Gold	8,591,746.39		156,965.02

		Thomas T. Mooney		8,594,260.39
	154,451.02

		Class III

		Judy A. Rice			8,594,459.39
	154,252.02